Exhibit 99.2

El Pollo Loco Inc. Announces Closing of Tender Offer for Its 9 1/4% Senior Secured Notes Due 2009

IRVINE, Calif.—(BUSINESS WIRE)—Nov. 18, 2005—El Pollo Loco Inc. (the “Company”) announced today that it has accepted and purchased $109,750,000 aggregate principal amount of its 9 1/4% Senior Secured Notes due 2009 (the “Notes”) that were tendered in response to its previously announced tender offer. The tender offer expired at 8 a.m., New York City time, on Friday, Nov. 18, 2005.

The Company retained Merrill Lynch & Co. to act as sole Dealer Manager for the tender offer and as the Solicitation Agent for the consent solicitation and can be contacted at 212-449-4914 (collect) or 888-ML4-TNDR (toll-free). Global Bondholder Services Corp. is the Information Agent and can be contacted at 212-430-3774 (collect) or 866-387-1500 (toll-free). Copies of the Offer to Purchase and Consent Solicitation Statement dated Oct. 12, 2005 (the “Offer to Purchase”) and other related documents may be obtained from the Information Agent.

The tender offer and consent solicitation was made solely on the terms and conditions set forth in the Offer to Purchase. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of the Company. This press release also is not a solicitation of consents to the proposed amendments to the indenture.

About El Pollo Loco

El Pollo Loco, pronounced “L Po-yo Lo-co” and Spanish for “The Crazy Chicken,” is the nation’s leading quick-service restaurant chain specializing in flame-grilled chicken and Mexican-inspired entrees. Founded in Guasave, Mexico, in 1975, El Pollo Loco’s long-term success stems from the unique preparation of its award-winning “pollo” — fresh chicken marinated in a special recipe of herbs, spices and citrus juices passed down from the founding family. The marinated chicken is then flame-grilled, hand-cut and served hot off the grill with warm tortillas, a wide assortment of side dishes and salsas prepared fresh every day. Rounding out the menu are fresh flavorful entrees inspired by the kitchens of Mexico, including grilled burritos, the original Pollo Bowl(R), Pollo Salads, Tacos al Carbon and Quesadillas. For more information, visit www.elpolloloco.com.

Safe Harbor Statement

Certain statements in this press release may contain forward-looking statements concerning the tender offer and the consent solicitation. These statements are based on the Company’s current expectations and the Company can give no assurance that such expectations will prove to be correct.

Contacts

El Pollo Loco Inc.

Joseph Stein, 949-399-2000

jstein@elpolloloco.com